Exhibit 18

The Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan

We have audited the consolidated balance sheets of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2009, and have reported thereon under date of March 26, 2010. The aforementioned consolidated financial statements and our report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2009. As stated in Note A (Goodwill and Other Intangible Assets), the Company changed its method of accounting for goodwill by changing the annual impairment testing date from the end of its fiscal year (December 31) to November 30. Previously, the Company performed its own annual impairment testing. As a result of the current economic climate, the Company has engaged an independent third-party to perform the annual valuation of the Company as part of the annual goodwill impairment test. The Company states that the newly adopted accounting principle is preferable in the circumstances because the use of a November 30 testing date will allow the third-party valuation firm adequate time to complete the annual valuation and impairment testing process. This change will also allow the Company sufficient time to incorporate the impairment testing results in the Company's annual December 31 financial statements and timely file those statements with the Securities and Exchange Commission. We have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commissions, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
March 26, 2010